Exhibit 21.1

SUBSIDIARY LIST

Extra Space Storage LLC (Delaware)

Extra Space Properties One LLC (Delaware)

Extra Space Properties Four LLC (Delaware)

Extra Space Properties Seven LP (Utah)

Extra Space Properties Eleven LLC (Delaware)